Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB REPORTS 26% FOURTH QUARTER EPS INCREASE TO $0.34
Full year EPS +16% to $1.43
2007 full year outlook calls for double-digit EPS growth to $1.62-$1.65

2006 FOURTH QUARTER HIGHLIGHTS:

•                                          Record diluted net income per share, +26% to $0.34; +21% excluding AJCA charge in 2005

•                                          Record sales, +11% to $1.3 billion

•                                          Double-digit U.S. and Latin America sales propel growth, led by Institutional, Kay, Food & Beverage, Pest Elimination

2006 FULL YEAR HIGHLIGHTS

•                                          Record diluted net income per share, +16% to $1.43

•                                          Record sales, +8% to $4.9 billion

	Fourth Quarter and Twelve Months Ended Dec. 31
	Fourth Quarter		%	Twelve Months		%
(Millions, except per share)	2006	2005	change	2006	2005	change
	(unaudited)			(unaudited)
Net Sales	$1,271.0	$1,141.5	11%	$4,895.8	$4,534.8	8%

Operating Income	145.7	123.7	18%	611.6	542.4	13%

Pretax Income	133.8	114.4	17%	567.2	498.2	14%
Taxes	46.6	43.7	7%	198.6	178.7	11%
Net Income	$87.2	$70.7	23%	$368.6	$319.5	15%

Diluted Net Income Per Share	$0.34	$0.27	26%	$1.43	$1.23	16%
Diluted Shares Outstanding	256.6	259.7	-1%	257.1	260.1	-1%

Note: Results for both 2005 and 2006 reflect Ecolab’s adoption of SFAS 123 (R), which requires the expensing of stock options.

-more-

ST. PAUL, Minn., February 12, 2007:  Double-digit growth from its U.S. and Latin America operations led Ecolab’s fourth quarter results to record levels for the period ended December 31, 2006.

Ecolab’s consolidated sales increased 11% to a record $1.3 billion in the fourth quarter of 2006. Net income increased 23% to a record $87 million. Diluted earnings per share were up 26% to a record $0.34.  Fourth quarter 2005 results included a tax charge of $0.01 per share related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA); excluding that charge, diluted earnings per share rose 21% in the fourth quarter.

All financial results presented in this release include the impact of expensing stock options. Ecolab adopted SFAS 123(R), the accounting standard for expensing stock options, in the fourth quarter of 2005 and restated prior history.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We achieved an absolutely outstanding year in 2006.  We produced strong sales and margin growth, improved on our product and service differentiation and industry leadership, realized major competitive gains, made significant investments in our people and growth drivers, and strengthened our position for future superior growth.  We are extremely proud of our progress in 2006 and of the outstanding people that made it happen.

“Our outlook remains strong.  We are engaged in the right markets, which offer lucrative opportunities for us.  We have the right premium product and service solutions that offer demonstrable value for customers – large and small, global and local.  We have the right plans to grow our business, as developed through our Circle the Customer – Circle the Globe strategy, and are making the right investments to ensure we take full advantage of the opportunities it presents.  And we have the right team of people to go after them.  While we like our position, we are not satisfied.  We are determined to continue to further strengthen the company and fully develop our outstanding market prospects.  We remain committed to developing superior shareholder value, and will ensure we make the necessary investments to deliver our returns for the long term.”

Fourth quarter 2006 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 11% to $533 million, led by double-digit gains by Institutional, Kay and Textile Care and strong growth from Food & Beverage.  Ecolab’s United States

2

Cleaning & Sanitizing operating income rose 30% to $65 million.

United States Other Services sales increased 10% to $104 million in the fourth quarter benefiting from continued double-digit gains by Pest Elimination.  Operating income increased 11% to $8 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 7% to $605 million in the fourth quarter. Latin America reported a double-digit sales increase, Canada and Europe recorded good sales growth and Asia Pacific showed a modest increase.  Fixed currency operating income rose 5% to $69 million.  When measured at public currency rates, International sales increased 11% and operating income grew 10%.  Currency translation had a favorable impact on net income growth of approximately $2 million for the fourth quarter of 2006.

Ecolab reacquired 0.6 million shares of its common stock during the fourth quarter.  For the full year, Ecolab reacquired 6.9 million shares.

Ecolab adopted the provisions of Statement of Financial Accounting Standard No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” effective as of our 2006 year end.  The impact of adopting SFAS 158 is reflected as a reduction in net assets on our balance sheet of $168 million, net of tax, with no impact to the statements of net income and cash flows.

Business Outlook

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the first quarter 2007 over the first quarter 2006. Gross margins are expected to rise above 51% and compare favorably with 50.7% last year.  Selling, general and administrative expenses are expected to approximate the 39% recorded a year ago.  Interest expense is expected to be approximately $12 million.  The effective tax rate in the quarter is expected to be approximately 35%.  Overall, currency translation is expected to benefit first quarter earnings.  Diluted earnings per share are expected to be in the $0.33-$0.35 range in the first quarter of 2007.  Diluted earnings per share were $0.30 for the first quarter of 2006.  For the full year ending December 31, 2007, Ecolab expects diluted earnings per share in the $1.62 -$1.65range, an increase of 13%-15%.

The estimated effective tax rate in the preceding forecast does not reflect the impact of discrete events that, if and when they occur, are recognized in the appropriate

3

period.

Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com..

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through February 23, 2007.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2007 first quarter and full year financial and business prospects, including estimated sales; gross margins; selling, general and administrative expenses; interest expense; effective tax rates before accounting for uncertain tax positions; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to continue product introductions or reformulations and technological innovations; restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations or loss of a key supplier or inability to obtain or renew supply agreements on favorable terms; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefore; consolidation of our customers or vendors; the effect of future

4

acquisitions or divestitures or other corporate transactions; our ability to achieve plans for past acquisitions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the adoption of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; loss of, or changes in, executive management; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

We undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

5

ECOLAB INC.
CONSOLIDATED STATEMENT OF INCOME
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006
(unaudited)

	Fourth Quarter		Year
(thousands, except per share)	2006	2005	2006	2005

Net Sales	$1,271,000	$1,141,515	$4,895,814	$4,534,832

Cost of Sales	630,010	577,928	2,416,058	2,248,831
Selling, General and Administrative Expenses	495,296	439,853	1,868,114	1,743,581

Operating Income	145,694	123,734	611,642	542,420

Interest Expense, Net	11,857	9,335	44,418	44,238

Income before Income Taxes	133,837	114,399	567,224	498,182

Provision for Income Taxes	46,646	43,703	198,609	178,701

Net Income	$87,191	$70,696	$368,615	$319,481

Diluted Net Income per Common Share	$0.34	$0.27	$1.43	$1.23

Weighted-Average Common Shares Outs.
Basic	251,263	255,402	252,132	255,741
Diluted	256,639	259,723	257,144	260,098

ECOLAB INC.
OPERATING SEGMENT INFORMATION
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006
(unaudited)

	Fourth Quarter		Year
(thousands)	2006	2005	2006	2005

Net Sales
United States
Cleaning & Sanitizing	$532,699	$477,757	$2,152,330	$1,952,220
Other Services	104,048	94,781	410,480	375,234
Total	636,747	572,538	2,562,810	2,327,454
International	605,253	566,016	2,261,414	2,136,664
Effect of Foreign Currency Translation	29,000	2,961	71,590	70,714
Consolidated	$1,271,000	$1,141,515	$4,895,814	$4,534,832

Operating Income
United States
Cleaning & Sanitizing	$64,536	$49,762	$329,155	$279,960
Other Services	7,843	7,067	38,943	36,012
Total	72,379	56,829	368,098	315,972
International	68,983	65,958	233,587	219,104
Effect of Foreign Currency Translation	4,332	947	9,957	7,344
Consolidated	$145,694	$123,734	$611,642	$542,420

ECOLAB INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006
(unaudited)

(thousands)	December 31 2006	December 31 2005

Assets
Current assets
Cash and cash equivalents	$484,029	$104,378
Short-term investments	—	125,063
Accounts receivable, net	867,541	743,520
Inventories	364,886	325,574
Deferred income taxes	86,870	65,880
Other current assets	50,231	57,251
Total current assets	1,853,557	1,421,666

Property, plant and equipment, net	951,569	868,053

Goodwill, net	1,035,929	937,019

Other intangible assets, net	223,787	202,936

Other assets, net	354,523	366,954

Total assets	$4,419,365	$3,796,628

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$508,978	$226,927
Accounts payable	330,858	277,635
Compensation and benefits	252,686	214,131
Income taxes	17,698	39,583
Other current liabilities	392,510	361,081
Total current liabilities	1,502,730	1,119,357

Long-term debt	557,058	519,374

Postretirement health care and pension benefits	420,245	302,048

Other liabilities	259,102	206,639

Shareholders’ equity	1,680,230	1,649,210

Total liabilities and shareholders’ equity	$4,419,365	$3,796,628

Note: Capitalized software has been reclassified from Other Assets to Property, Plant and Equipment. Prior period balance sheet amounts have  been reclassified to conform to current year presentation. Net Capital software was $54.7 million and $32.6 million at December 31, 2006 and 2005, respectively.

ECOLAB INC.
RECONCILIATION OF GAAP TO
NON-GAAP DILUTED EARNINGS PER SHARE COMPARISON
(unaudited)

This release contains a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  This release includes a comparison of diluted earnings per share for the fourth quarter of 2006 to diluted earnings per share for the fourth quarter of 2005 excluding a $0.01 per share charge in the 2005 period related to the repatriation of foreign earnings under the American Jobs Creation Act of 2004 (AJCA).  Below is a reconciliation of the difference between this non-GAAP financial measure and the most directly comparable financial measure calculated in accordance with GAAP.

	Quarter Ended December 31, 2005	Quarter Ended December 31, 2006
Diluted earnings per share
GAAP amount	$0.27	$0.34
Charge from incremental tax effect of AJCA	$0.01	—
Amount excluding charge from incremental tax effect of AJCA	$0.28	$0.34

Increase in diluted earnings per share from prior period
Comparison of GAAP amounts	26%
Comparison of fourth quarter 2006 GAAP amount with 2005 amount, adjusted for incremental tax effect of AJCA	21%